EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/13/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD'S REPORTS GLOBAL COMPARABLE SALES UP 8.2% IN MARCH

• Global comparable sales rose 8.2% in March; 6.3% for the quarter

• U.S. comparable sales increased 6.2% for the month; 4.4% for the quarter

• Europe's comparable sales were up 11.2% for the month - one of the segment’s highest monthly comparable sales results in history - and increased 8.0% for the quarter

• First quarter 2007 earnings per share is expected to be approximately $0.62, including $0.01 per share of positive foreign currency translation and reflecting a tax rate of approximately 30%

OAK BROOK, IL - McDonald's Corporation announced today that comparable sales for McDonald's restaurants worldwide increased 8.2% for the month and 6.3% for the quarter. Global Systemwide sales for McDonald's restaurants increased 12.7% in March (9.4% in constant currencies) and 10.3% for the first quarter (7.5% in constant currencies).
McDonald's Chief Executive Officer Jim Skinner said, “We delivered strong global sales for the first three months of 2007. Our ongoing business momentum continues to reflect the benefit of combined initiatives under McDonald’s Plan to Win. Our top-line results are a testament to the collective strength of our relevant menu, innovative marketing and convenience and value strategies.”
McDonald’s U.S. posted a 6.2% comparable sales gain in March. The ongoing appeal of new products, such as the Snack Wrap, core menu favorites and McDonald’s everyday affordability continues to drive performance and generate increased customer visits.

Skinner commented, “In Europe, we achieved an 11.2% comparable sales increase for March, reporting positive results across the segment led by France, Germany, the U.K. and Russia. Our emphasis on featuring a variety of premium products and compelling value options along with exciting marketing promotions continues to attract customers to our restaurants.”
In Asia/Pacific, Middle East and Africa, comparable sales rose 9.6% in March, fueled by strong performance in Japan and China as well as positive results throughout the segment.
Skinner added, "Overall, I am pleased with our sales results and am confident in our ability to continue building our business. McDonald’s holistic approach to enhancing customer relevance across all elements of our brand is resonating with consumers around the world. We remain committed to delivering long-term profitable growth for all McDonald’s stakeholders through exceptional customer focus and ongoing financial discipline."

March Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase	2007	2006	2007	2006
McDonald's Restaurants*	8.2	5.3	6.3	5.2
Major Segments:
U.S.	6.2	6.6	4.4	6.6
Europe	11.2	1.6	8.0	2.0
APMEA**	9.6	5.0	8.5	4.1

March Systemwide Sales
	Month-to-Date		Year-to-Date
Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency
McDonald’s Restaurants*	12.7	9.4	10.3	7.5
Major Segments:
U.S.	7.0	7.0	5.2	5.2
Europe	23.5	12.1	19.0	9.0
APMEA**	14.7	12.0	12.2	11.0

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

    First quarter 2007 earnings are expected to be approximately $0.62 per share, including a $0.01 per share positive impact from foreign currency translation and reflecting a tax rate of approximately 30%, primarily due to the net benefit of certain discrete tax items.

First quarter 2006 earnings were $0.49 per share, of which earnings from continuing operations represented $0.45 per share. Both of these amounts included $0.045 per share of expense primarily related to strategic actions taken to enhance overall profitability and improve returns.

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of March 2007, this calendar shift/trading day adjustment consisted of one more Saturday and one less Wednesday, compared with March 2006. The resulting adjustment varied around the world, ranging from approximately positive 0.8% to 1.8%.

Upcoming Communications
McDonald's tentatively plans to release first quarter results before the market opens on April 20, 2007, and will host an investor webcast at 10:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.

McDonald’s tentatively plans to release April sales on May 8, 2007.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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